Exhibit 2.1

[Translation]

SHARE HANDLING REGULATIONS

Established September 28, 2005

Amended June 29, 2006

Daiichi Sankyo Company, Limited

CONTENTS

CHAPTER 1 GENERAL PROVISIONS

Article 1	(Purpose)

Article 2	(Share Registrar)

Article 3	(Denominations of Share Certificates)

Article 4	(Descriptions on Share Certificates)

Article 5	(Procedure of Application, Request, etc.)

Article 6	(Amendment of these Regulations)

CHAPTER 2 ENTRY OR RECORD IN REGISTER OF SHAREHOLDERS

Article 7	(Registration of Transfer)

Article 8	(Transfer of Shares in cases Specifically provided for in Laws or Regulations)

Article 9	(Entry in the Register of Beneficial Shareholders)

Article 10	(Beneficial Shareholder’s Cards)

Article 11	(Matching and Identification of the Same Shareholders)

Article 12	(Entry or Record in the Original Register of Stock Acquisition Rights)

CHAPTER 3 REGISTRATION OF PLEDGES AND NOTATIONS OF TRUST PROPERTY

Article 13	(Registration of Pledge and Cancellation Thereof)

Article 14	(Notation of Trust Property and Cancellation Thereof)

CHAPTER 4 NON-POSSESSION OF SHARE CERTIFICATES

Article 15	(Notice of Non-possession of Share Certificates)

Article 16	(Application for Delivery of Share Certificates in respect of Non-possession of Share Certificates)

CHAPTER 5 NOTIFICATIONS

Article 17	(Notification of Seal, etc.)

Article 18	(Notification of Non-Resident Shareholders)

Article 19	(Change of Register of Shareholders, Register of Beneficial Owners, and Description of Share Certificates)

Article 20	(Appointment or Change of Representative for Jointly Owned Shares)

Article 21	(Representative of a Corporation)

Article 22	(Special Provisions for Notification of Beneficial Owners)

Article 23	(Procedure for Notifying Holders of Stock Acquisition Rights)

CHAPTER 6 REGISTRATION OF LOST SHARE CERTIFICATES, ETC.

Article 24	(Application for Registration of Lost Share Certificates and Application for Cancellation Thereof)

Article 25	(Application for Cancellation by Holders of Share Certificates)

Article 26	(Forfeiture of Share Certificates)

Article 27	(Application of Notification)

CHAPTER 7 REISSUANCE OF SHARE CERTIFICATES

Article 28	(Reissue of Share Certificates due to Stock Split or Consolidation)

Article 29	(Reissue of Share Certificates due to Disfigurement or Mutilation)

Article 30	(Reissue of Share Certificates due to Full Name Column on Certificate

Article 31	(Automatic Consolidation of Share Certificates of Less than One Unit of Shares)

CHAPTER 8 PURCHASE OF LESS THAN ONE UNIT OF SHARES

Article 32	(Purchase of Less than One Unit of Shares)

Article 33	(Determination of Purchase Price)

Article 34	(Payment of Purchase Price)

Article 35	(Transfer of Title to Shares Purchased)

CHAPTER 9 ADDITIONAL SALE OF LESS THAN ONE UNIT OF SHARES

Article 36	(Method of Additional Sale)

Article 37	(Estimated Additional Sale Amount)

Article 38	(Additional Sale Request Exceeding the Balance of Treasury Stock)

Article 39	(Effective Date of Additional Sale Request)

Article 40	(Period of Suspension of Acceptance of Additional Sale Request)

Article 41	(Determination of Additional Sale Price)

Article 42	(Receipt of Additional Sale Proceeds)

Article 43	(Transfer of Additionally Sold Shares)

Article 44	(Delivery of Share Certificates)

CHAPTER 10 EXERCISE OF RIGHTS OF SHAREHOLDERS

Article 45	(Method of Exercise of Rights of Shareholders)

CHAPTER 11 FEES

Article 46	(Fees)

SUPPLEMENTARY PROVISIONS

Article 47	(Department in Charge of these Regulations)

Article 48	(Effective Date)

SHARE HANDLING REGULATIONS

CHAPTER 1 GENERAL PROVISIONS

Article 1 (Purpose)

The purpose of these Regulations is to provide for, pursuant to Article 13 of the Articles of Incorporation, the handling of shares and stock acquisition rights of the Company and the procedures and fees involved in the exercising of shareholders’ rights. Provided, however, that the handling procedures with respect to the beneficial owners shall be governed by the securities depositary center (the “Center”) as well as these Regulations.

Article 2 (Share Registrar)

The Company’s share registrar and its business office and branch offices are as follows:

Share Registrar

1-4-5, Marunouchi, Chiyoda-ku, Tokyo

Mitsubishi UFJ Trust and Banking Corporation

Business Office

1-4-5, Marunouchi, Chiyoda-ku, Tokyo

Corporate Agency Department, Mitsubishi UFJ Trust and Banking Corporation

Branch Offices

Branch offices throughout Japan of Mitsubishi UFJ Trust and Banking Corporation

Head office and branch offices throughout Japan of Nomura Securities Co., Ltd.

Article 3 (Denominations of Share Certificates)

1.	The share certificates to be issued by the Company shall be in denominations of 100, 500, 1,000 and 10,000 shares, and with respect to a share certificate of less than one unit of shares provided for in Article 9 of the Articles of Incorporation, a share certificate representing the number of such shares may be issued.

2.	Shareholders may not request the issuance of share certificates representing less than one unit of shares except in cases where the issue of such share certificate is approved by laws or ordinances.

Article 4 (Descriptions on Share Certificates)

Each share certificate to be issued by the Company shall describe the name of its shareholder, its issuance date, and the Company’s date of incorporation in addition to the matters provided for in laws or ordinances.

Article 5 (Procedure of Application, Request, etc.)

1.	Any application, request, notification, or notice made in connection with these Regulations shall be in the form prescribed by the Company and shall be affixed with the sender’s seal set forth in Article 17 together and include the address and name of the person who is in charge of such procedure.

2.	If the Company deems it necessary, it may request a shareholder to submit a document evidencing that he or she is a shareholder, a guarantee or other documents when any application, request, notification or notice is made under the preceding paragraph.

3.	If the application, request, notification or notice under Article 5.1 is to be made or given by an agent, a document evidencing the agent’s authority to act shall be submitted. If the approval or consent of a curator (Hosanin) or assistant (Hojonin) is required, a document evidencing such approval or consent shall also be submitted.

Article 6 (Amendment of these Regulations)

No amendment to these Regulations is effective by any means other than by a resolution of the Board of Directors.

CHAPTER 2 ENTRY OR RECORD IN REGISTER OF SHAREHOLDERS

Article 7 (Registration of Transfer)

1.	In case of an application for the entry or record in the register of shareholders (a “transfer of shares”), the application shall be submitted together with the relevant share certificates.

2.	To request the registration of a transfer of shares for shares acquired by means of inheritance, testamentary gift, or others excluding assignation, the application shall be submitted together with the relevant shares and a document evidencing such acquisition. Provided, however, that share certificates shall not be required to be submitted if they have not yet been issued.

Article 8 (Transfer of Shares in cases Specifically provided for in Laws or Regulations)

If a specific procedure is required to transfer the shares under laws or ordinances, the application shall be submitted together with the relevant share certificates and a document evidencing the completion of such procedure.

Article 9 (Entry in the Register of Beneficial Shareholders)

The entry (including electromagnetic records; the same applies hereafter in these Regulations) or record in the beneficial shareholders register shall be made in accordance with the notifications from the Center concerning the beneficial shareholder and the beneficial shareholder’s cards.

Article 10 (Beneficial Shareholder’s Cards)

A beneficial shareholder shall submit its beneficial shareholder’s cards through a participant in the share certificate depositary system (a “Participant”).

Article 11 (Matching and Identification of the Same Shareholders)

If, through a name and address cross-check, any shareholder registered or recorded in the shareholder register is identified as being a beneficial owner as well, the shares of that shareholder and beneficial owner shall be combined with respect to the exercise of that shareholder’s rights.

Article 12 (Entry or Record in the Original Register of Stock Acquisition Rights)

In case of an application for the entry or record in the original register of stock acquisition rights, the specified application shall be submitted.

CHAPTER 3 REGISTRATION OF PLEDGES AND NOTATIONS OF TRUST PROPERTY

Article 13 (Registration of Pledge and Cancellation Thereof)

To request the registration or change of pledge or cancellation thereof, an application under the joint signatures of the parties thereto shall be submitted together with the relevant share certificates.

Article 14 (Notation of Trust Property and Cancellation Thereof)

To request the notation or change of trust property for cancellation thereof, an application by a trustor or trustee shall be submitted together with the relevant share certificates.

CHAPTER 4 NON-POSSESSION OF SHARE CERTIFICATES

Article 15 (Notice of Non-possession of Share Certificates)

A shareholder who requests non-possession of the share certificates shall submit the written notice of non-possession of share certificates together with the relevant share certificates. Provided, however, that it shall not be required to submit share certificates if the share certificates have not been issued.

Article 16 (Application for Delivery of Share Certificates in respect of Non-possession of Share Certificates)

1.	If a shareholder who has given notice of non-possession of share certificates in accordance with the preceding Article desires to have the share certificates issued to him, such shareholder shall submit an application stating that.

2.	In case of the preceding paragraph, the Company may request for the submission of the notice for the acceptance of application for non-possession of the share certificates or any written certification substituting thereof and the receipt of the share certificates. Provided, however, that if the Company treated the share certificates as non-issued share certificates, no request shall be made for delivery of the share certificates with notation of less than one unit of shares.

CHAPTER 5 NOTIFICATIONS

Article 17 (Notification of Seal, etc.)

Shareholders, beneficial owners, registered pledgees or their legal representatives shall file notification of their addresses, names and seals. Provided, however, that foreigners may substitute signatures for seals.

Article 18 (Notification of Non-Resident Shareholders, etc.)

1.	In addition to the procedures provided for in Article 17, shareholders, beneficial shareholders, registered pledgees or their legal representatives residing in foreign countries shall determine their provisional addresses or appoint their standing proxies in Japan and file notification of their addresses or proxies. This procedure shall apply in case of any change occurring in the matters notified.

2.	The provisions of Article 17 shall apply mutatis mutandis to the standing proxies.

Article 19 (Change of Register of Shareholders, Register of Beneficial Shareholders, and Description of Share Certificates)

To request changes in the register of shareholders, register of beneficial owners, and description of share certificates due to the following reasons, an application shall be submitted together with the relevant share certificates, a document evidencing the changes. Provided, however, that share certificates shall not be required to be submitted if they have not yet been issued or in the case of a notification of changes in description of the register of beneficial owners.

(1)	change in surname or given name;

(2)	change in trade name or name of corporation;

(3)	appointment, change or discharge of legal representatives such as a person having parental authority, guardian or others; or

(4)	change in corporate structure

Article 20 (Appointment or Change of Representative for Jointly Owned Shares)

Shareholders or beneficial shareholders owning shares jointly shall appoint one representative for them and submit a notification of appointment together with the written consent of all of such shareholders or beneficial owners. This procedure shall apply in case of a change of such representative.

Article 21 (Representative of a Corporation)

If a shareholder or a beneficial owner is a corporation, notification shall be filed designating one representative for such corporation. In case of a change in the representative, notification thereof shall be filed together with a certificate of registration.

Article 22 (Special Provisions for Notification of Beneficial Shareholders)

The notification by the beneficial shareholders as set forth in this Chapter shall be made through a Participant. Provided, however, that only in the case of a change in the registered seal, notification shall not be required to be made through a Participant.

Article 23 (Procedure for Notifying Holders of Stock Acquisition Rights)

If a matter notified with respect to a holder of stock acquisition rights changes, the holder shall notify the Company of such change.

CHAPTER 6 REGISTRATION OF LOST SHARE CERTIFICATES, ETC.

Article 24 (Application for Registration of Lost Share Certificates and Application for Cancellation Thereof)

1.	To request the registration of lost share certificates, an application shall be submitted together with a document evidencing acquisition of the share certificates, a document evidencing the loss of the share certificates, and an identification document such as a certificate of seal registration and other documents (the “Identification Documents”). Provided, however, that in the case of an application for the registration of lost share certificates by a nominee of lost share certificates, such nominee is not required to submit a document evidencing acquisition of the share certificates nor Identification Documents.

2.	Persons who have applied for the registration of lost share certificates pursuant to the preceding paragraph and who wish to cancel such registration shall submit an application requesting cancellation of such registration.

Article 25 (Application for Cancellation by Holders of Share Certificates)

If a holder of lost share certificate requests cancellation of the registration of such lost share certificates, an application shall be submitted together with the relevant share certificates and Identification Documents. Provided, however, that in the case of an application for cancellation of the registration of lost share certificates by a shareholder or registered pledgee, such shareholder or registered pledgee shall not be required to submit Identification Documents.

Article 26 (Forfeiture of Share Certificates)

Share certificates that have been registered as lost share certificates shall be forfeited after one (1) year from the such registration date. Provided, however, that this provision shall not apply to an application in accordance with Paragraph 2 of Article 24 or Article 25, or to the cases prescribed in Paragraph 2 of Article 229 of the Corporation Law.

Article 27 (Application of Notification)

The provisions of Articles 17 through 23 shall apply mutatis mutandis to the notification of change of entry or record in the lost share certificate register by an applicant who applied for registration of lost share certificates.

CHAPTER 7 REISSUANCE OF SHARE CERTIFICATES

Article 28 (Reissue of Share Certificates due to Stock Split or Consolidation)

To request the issuance of new share certificates in connection with a stock split or consolidation, an application shall be submitted together with the relevant share certificates. Provided, however, that no request for the issuance of new share certificates in connection with a stock split or consolidation may be made for any share certificates with the notation of less than one unit of shares.

Article 29 (Reissue of Share Certificates due to Disfigurement or Mutilation)

In the case of a request for the issuance of new share certificates due to disfigurement or mutilation of existing share certificates, the application shall be submitted together with the relevant share certificates. Provided, however, that if it is difficult to ascertain the genuineness of the share certificates, the procedures provided for in Chapter 6 shall apply.

Article 30 (Reissue of Share Certificates due to Full Name Column on Certificate)

If the name column on a share certificate becomes full, such share certificate shall be withdrawn and a new share certificate shall be issued.

Article 31 (Automatic Consolidation of Share Certificates of Less than One Unit of Shares)

If share certificates of less than one unit of shares submitted due to transfer of shares can be combined to constitute full units of shares, such share certificates shall be consolidated into full units of shares unless the transfer agent declares its intention to do otherwise.

CHAPTER 8 PURCHASE OF LESS THAN ONE UNIT OF SHARES

Article 32 (Purchase of Less than One Unit of Shares)

1.	To request to purchase less than one unit of shares (the “Purchase Request”), an application shall be submitted together with the relevant share certificates. Provided, however, that with respect to less than one unit of shares, no share certificates shall be required to be submitted if the share certificates have not been issued.

2.	A person making the Purchase Request may not withdraw such request.

3.	If a beneficial owner makes the Purchase Request, such beneficial owner shall request through its Participant or the Center.

Article 33 (Determination of Purchase Price)

The purchase price of the Purchase Request shall be the amount calculated by multiplying the amount equivalent to the closing price on the market provided by the Tokyo Stock Exchange on the day on which the Purchase Request has been received at the business office or branch office of the transfer agent provided for in Article 2 (or, if there is no sale or purchase transaction on that day or such day falls on the holiday of the Tokyo Stock Exchange, the amount equivalent to the price of the first transaction made thereafter) by the number of shares intended for the Purchase Request.

Article 34 (Payment of Purchase Price)

1.	The purchase price of the Purchase Request shall be paid to the person making the Purchase Request on the fourth business day from the day on which the purchase price has been determined and such Purchase Request has been received by the business office of the transfer agent provided for in Article 2. Provided, however, that the purchase price of the shares for which the Purchase Request is accepted at the branch offices provided for in Article 2 shall be paid to the person making the Purchase Request on the seventh business day from the day on which the purchase price has been determined and such Purchase Request has been received by the branch offices.

2.	Notwithstanding the provisions of the preceding paragraph, if the purchase price is a price with rights such as dividends for surplus, stock splits or subscription rights, the purchase price shall be paid not later than the record date or allocation date. If the purchase price is a price without rights, the purchase price shall be paid on or after the date immediately following the record date or allocation date.

3.	The Company may pay actual fees and costs, such as remittance fees, incurred from such payment from the purchase price.

Article 35 (Transfer of Title to Shares Purchased)

Title to the shares intended for the Purchase Request shall pass to the Company on the day on which the procedure for payment of the purchased price set forth in the preceding Article has been completed.

CHAPTER 9 ADDITIONAL SALE OF LESS THAN ONE UNIT OF SHARES

Article 36 (Method of Additional Sale)

1.	If shareholders or beneficial shareholders who hold less than one unit of shares request the Company to sell the number of shares that will constitute one unit when combined with the less than one unit of shares held by such shareholder or beneficial owner (the “Additional Sale Request”), a request shall be submitted together with the relevant share certificates and the estimated additional sale amount set forth in Article 37 to the business office or the branch office of the transfer agent provided for in Article 2. Provided, however, that share certificates shall not be required to be submitted if they have not yet been issued.

2.	If a beneficial shareholder makes a request provided for in the preceding paragraph, such beneficial shareholder shall submit the written request through its Participant and the Center.

3.	A person making the Additional Sale Request may not withdraw such request.

Article 37 (Estimated Additional Sale Amount)

1.	The estimated additional sale amount shall be the amount calculated by multiplying the amount equivalent to the closing price on the market provided by the Tokyo Stock Exchange on the business day immediately prior to the day on which the Additional Sale Request provided for in Article 36 has been received at the business office or branch office of the transfer agent provided for in Article 2 (or, if there is no sale or purchase transaction on that day, the closing price of the transaction made on the immediately prior date) by the number of shares intended for additional sale, and by then multiplying that amount by 1.3. Any fraction after such calculation shall be rounded up to the nearest thousand yen. Provided, however, that the Additional Sale Request by the beneficial owners shall be governed by the Center.

2.	In the case of the Additional Sale Request provided for in Article 36, if the estimated additional sale amount is less than the amount set forth in the preceding paragraph, the Company shall not proceed with such Additional Sale Request.

Article 38 (Additional Sale Request Exceeding the Balance of Treasury Stock)

If the total number of shares intended for all of the Additional Sale Requests made on the same day exceeds the number of treasury stock held by the Company, all of the Additional Sale Requests on such day shall be forfeited.

Article 39 (Effective Date of Additional Sale Request)

The Additional Sale Request shall come into effect on the day on which the Additional Sale Request provided for in Article 36 and the estimated additional sale amount provided for in Article 37 are received at the business office or branch office of the transfer agent provided for in Article 2.

Article 40 (Period of Suspension of Acceptance of Additional Sale Requests)

1.	The Company shall suspend acceptance of Additional Sale Requests for the period beginning 12 business days prior to, and ending on and including, March 31 of each year and for the period beginning 12 business days prior to, and ending on and including, September 30 of each year.

2.	Notwithstanding the preceding paragraph, if the Company deems it necessary, the Company may separately set a different period when the Company may suspend acceptance of Additional Sale Requests.

Article 41 (Determination of Additional Sale Price)

1.	The additional sale price (the “Additional Sale Price”) of the Additional Sale Request shall be the amount calculated by multiplying the amount equivalent to the closing price on the market provided by the Tokyo Stock Exchange on the day on which the Additional Sale Request becomes effective (or, if there is no sale or purchase transaction on that day, the amount equivalent to the price of the first transaction made thereafter) by the number of shares intended for the Additional Sale Request.

2.	If the estimated additional sale amount provided for in Article 37 falls short of the Additional Sale Price provided for in the preceding paragraph, the shortfall shall be charged to the person making the Additional Sale Request. In this case, if the shortfall is not paid within 5 business days after the day immediately following the day on which the shortfall is charged, the relevant Additional Sale Request shall be forfeited.

Article 42 (Receipt of Additional Sale Proceeds)

1.	The Company shall take the additional sale proceeds from the estimated additional sale amount on the 6th business day after the day immediately following the date on which the Additional Sale Price is determined (or, if the shortfall is charged to the person making the Additional Sale Request as provided for in Article 41.2, the day on which the shortfall is paid). Provided, however, that if the Additional Sale Price is a price with rights such as dividend stock splits or stock subscription rights, the Company shall take the additional sale proceeds by the record date or allocation date.

2.	The balance of the estimated additional sale amount less the additional sale proceeds provided for in the preceding paragraph shall be refunded by bank transfer to the bank account designated by the shareholder who made the Additional Sale Request or by postal money transfer in cash.

Article 43 (Transfer of Additionally Sold Shares)

Treasury stock intended for the Additional Sale Request shall be transferred to the shareholder or beneficial shareholder who made the Additional Sale Request on the day on which the Company completely takes the additional sale proceeds provided for in Article 42.1.

Article 44 (Delivery of Share Certificates)

Share certificates representing shares that constitute one unit after the Additional Sale Request shall without delay be issued and delivered to the shareholder who made the Additional Sale Request. Provided, however, that this provision shall not apply to the Additional Sale Request of a beneficial shareholder.

CHAPTER 10 EXERCISE OF RIGHTS OF SHAREHOLDERS

Article 45 (Method of Exercise of Rights of Shareholders)

1.	Except as permitted by the Company, a shareholder shall exercise its rights in writing.

2.	If any of the following matters regarding an agenda item submitted by a shareholder exceeds 400 characters, the reference document for a general meeting of shareholders shall include the details thereof:

(1)	Reason for proposal; or

(2)	Matters regarding appointment of Directors, Accounting Counselor, Corporate Auditors and Accounting Auditor

CHAPTER 11 FEES

Article 46 (Fees)

The fees for handling of shares of the Company shall be free of charge except for the following:

Application for the registration of lost share certificates under Article 24

¥10,000 per application

¥500 per lost share certificate

SUPPLEMENTARY PROVISIONS

Article 47 (Department in Charge of these Regulations)

The department in charge of these Regulations shall be the Corporate Communications Department.

Article 48 (Effective Date)

These Regulations shall be effective from September 28, 2005.